ADVAXIS, INC.

NOTICE OF REDUCTION IN WARRANT EXERCISE PRICE

April 5, 2019

Dear Holder of Warrants to Purchase

Common Stock of Advaxis, Inc.

This is to inform you that effective immediately, the exercise price of the warrants Advaxis, Inc. (the “Company”) issued under a Warrant Agency Agreement dated September 11, 2018 (“Warrants”), has been reduced from $0.30 per Warrant, equal to $4.50 per share of Advaxis common stock (“Common Stock”), to $0.248 per Warrant, equal to $3.72 per share of Common Stock. The reduction in the exercise price is taking place in accordance with Section 2(a) of the Warrants as a result of the issuance and sale by the Company on the date of this Notice of 2,500,000 shares of Common Stock in an underwritten public offering for a public offering price of $4.00 per share, with net proceeds to the Company equal to $3.72 per share.

Section 2(a) of the Warrants provides, in relevant part, that if and whenever after September 7, 2018, Advaxis issues or sells any shares of Common Stock for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issuance, immediately after such issuance, the exercise price then in effect shall be reduced to an amount equal to the New Issuance Price. Following prior reductions in the exercise price, the exercise price of the warrants prior to the public offering on April 5, 2019 was $0.30 per warrant, equaling $4.50 per full share of Common Stock. The net sale price of the shares in the public offering was $3.72 per full share of Common Stock. Thus because the Company issued shares for consideration below the exercise price for a full share of $4.50, in accordance with Section 2(a) of the Warrants, the exercise price of the Warrants has been reduced to $0.248 per warrant, which is equal to $3.72 per full share.

This Notice does not constitute an offer of the securities that may be the subject of the underwritten public offering for sale.

Advaxis files annual, quarterly and current reports and other information with the SEC. The materials Advaxis files with the SEC are available on the SEC’s website, www.sec.gov. They also are available on Advaxis’ website, www.advaxis.com. You are urged to review the information Advaxis files with the SEC before deciding whether to exercise your Warrants.

ADVAXIS, INC.